                                                                 Exhibit (C) (5)

                                                                           Draft


--------------------------------------------------------------------------------
Materials Regarding


Project Compass


December 4, 2000



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

Table of Contents                                                      Draft
--------------------------------------------------------------------------------

     1.  Overview of North

     2.  Overview of North.com

     3.  Strategic Rationale

     4.  Proposed Transaction Structure

     5.  Next Steps





[LOGO OF MERRILL LYNCH                                                      -1-
                      ----------------------------------------------------------

--------------------------------------------------------------------------------

                               Overview of North

--------------------------------------------------------------------------------

Overview of North                                                          Draft
--------------------------------------------------------------------------------

Company Overview (Dollars in Millions, Except per Share Data)

                               Business Overview

 . The nation's second largest discount retailer and the third largest general merchandise retailer operating through 2,171 North discount stores with locations in each of the 50 United States, Puerto Rico, the U.S. Virgin Islands and Guam. North's general merchandise retail operations are located in 299 of the 316 Metropolitan Statistical Areas in the United States.

 . The North logistics network transports and distributes over 550 million cartons to North stores annually through 14 hardline and four softline distribution centers and four return goods centers. The distribution and replenishment of grocery related products has been outsourced to SUPEVALU Inc. and Fleming Companies, Inc.

                            Public Market Overview


Share Price as of 12/01/00                  $5.63
  52 Week High                              12.25
  52 Week Low                                5.06
Diluted Shares Outstanding (mm)/(a)/        480.1

Market Value                             $2,700.6
Plus: Total Debt/(a)/                     4,972.0
Less: Cash/(a)/                            (285.0)
                                         --------
Market Capitalization                    $7,387.6
                                         ========

                              Selected Financials

                                             FYE January 31,
                               ---------------------------------------
                                  2000          2001E            2002E
                               -------        -------          -------
Revenues                       $35,925        $36,412          $36,493

EBIT                            $1,253           $631             $621
  % of sales                      3.5%           1.7%             1.7%

Net Income                         683            245              242
  % of sales                      1.9%           0.7%             0.7%

EPS                              $1.22          $0.55            $0.65

Estimated 5-Year Growth Rate                                       10%

----------------------------
Source: Merrill Lynch research report dated 11/9/00. EPS estimates and growth rate per First Call.


                       Relative Stock Price Performance

                           [GRAPH LOGO APPEARS HERE]

-----------------------------
(a) All historical data from latest public filings. Computation of diluted number of shares assumes the treasury stock method.

[MERRILL LYNCH LOGO]                                                         -3-
--------------------------------------------------------------------------------

Overview of North                                                          Draft
--------------------------------------------------------------------------------
Stock Price Performance - Last Twelve Months

                          [LAST TWELVE MONTHS GRAPH]

                                 Trading Range

                       High        Average         Low
                       -----       -------        -----
1 Month                $6.31        $6.02         $5.50
3 Months                7.00         6.13          5.38
1 Year                 11.88         7.88          5.38

12/15/99 - North, SOFTBANK Venture Capital, and Yahoo! announce an agreement whereby North's customers will be offered free Internet access through North. com and have access to personalized content and services from Yahoo.

2/1/00 - Announces partnership with StockPower to offer shares of North common stock on North.com

3/6/00 - Reports net income from continuing operations for 1999 of $633 million, or $1.22 diluted earnings per share for the year, compares to $518 million, or $1.01 diluted earnings per share for the prior fiscal year. Net income from continuing operations for 4Q 1999 was $412 million, or $0.77 diluted earnings per share, compared with $353 million or $0.65 per share in 4Q 1998.

5/11/00 - Reports net income of $22 million, or $0.05 per share for 1Q, 2000, compared with net income of $56 million, or $0.11 per share (restated for SAB
101) 1Q 1999.

8/10/00 - Reports net loss of $448 million or $0.93 per share for 2Q 2000, compared with a net loss of $92 million or $1.19 per share for 2Q 1999.

8/14/00 - North, SOFTBANK Venture Capital, and SOFTBANK Capital Partners announce an additional investment of $80 million in North.com.

10/10/00 - i2 Technologies announces that North has licensed i2's intelligent e-business solutions for supply chain management.

11/9/00 - Reported a net loss of $67 million or ($0.14) basic loss per share for 3Q 2000, compared with net income of $27 million or $0.05 basic earnings per share for 3Q 1999.


                                                              Current Price:
                                                                   $5.63
[Merill Lynch Logo]----------------------------------------------------------

Overview of North                                                         Draft
--------------------------------------------------------------------------------
Distribution Centers



                       [MAP OF UNITED STATES OF AMERICA]


      Hardline and Softline Distribution Centers                   Return Goods Centers
      1. Billerica, MA     7.  Ocala, FL      13. Manteno, IL      19. Foggesville, PA
      2. N. Bergen, NJ     8.  Corsicana, TX  14. Shakopee, MN     20. Atlanta, GA
      3. Morrisville, PA   9.  Lawrence, KS   15. Brighton, CO     21. Bensenville, IL
      4. Greensboro, NC    10. Groveport, OH  16. Sparks, NV       22. Sparks, NV
      5. Forest Park, GA   11. Warren, OH     17. Ontario, CA
      6. Newman, GA        12. Canton, MI     18. Carson, CA

      _____________________________
      Source: North Fact Book 1999                                           -5-

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


Overview of North                                                                                                            Draft
-----------------------------------------------------------------------------------------------------------------------------------
Research Analyst's Views
                                                                                                                         EPS
                                                                                                                  -----------------
List Report                     Recommendation
   Date         Analyst         (Price Target)                               Comments                             FY2001     FY2002
-----------------------------------------------------------------------------------------------------------------------------------
11/15/00     Michael Exstein        Hold          .  In light of insufficient sales, new management, and the      $0.06      $0.85
             Credit Suisse          (NA)             many initiatives now underway, North has completed a
             First Boston                            difficult first three quarters of the year. We are
                                                     encouraged by CEO Conaway's sense of urgency as outlined
                                                     in his two year plan to turn around North.

                                                  .  Chairman and CEO Chuck Conaway outlined three core
                                                     strategic imperatives in his November 9 conference
                                                     call: (1) improving in-store execution, (2) creating
                                                     a customer-centric culture, and (3) pursuing sales and
                                                     marketing opportunities.
-----------------------------------------------------------------------------------------------------------------------------------
11/10/00     Daniel Barry       Neutral           .  The turnaround at North Being led by Floyd Hall since        $0.45      $0.45
             Merrill Lynch       (NA)                the mid-1990s has ground to a halt. After 15 consecutive
                                                     quarters of earnings gains and solid improvements in
                                                     most operating statistics, fundamentals have suffered
                                                     in 2000.
-----------------------------------------------------------------------------------------------------------------------------------
11/10/00     Jeffrey Feiner     Outperform        .  We believe the shares of North provide a positive risk/      $0.65      $0.80
             Lehman Brothers     ($22.00)            reward ratio based on the following: (1) a strong
                                                     management team with formidable experience in retailing;
                                                     (2) a proven cost-reduction program that should continue
                                                     to bolster the bottom line; (3) a rational program to
                                                     improve operating efficiencies and accountability
                                                     through changes in the field organizational and store-
                                                     level management structures; (4) a reorganized
                                                     merchandising operation focused on bringing back
                                                     customers; (5) one of the largest sales bases in
                                                     retailing; and (6) a strengthened board of directors.
------------------------------------------------------------------------------------------------------------------------------------
11/9/00      Richard Church     Neutral           .  The chicken or the egg question is very appropriate in       $0.50      $0.85
             Salomon Smith      ($9.00)              North's situation today and appears to be well under-
             Barney                                  stood by management. They can't address its image
                                                     problem without first addressing its infrastructure but
                                                     there are financial limitations to how quickly and to
                                                     what extent North can invest which means they cannot
                                                     afford to let its market share continue to drift lower.

                                                 .   In order to address the long term problems that have
                                                     developed at North (poor service, sloppy in-store
                                                     standards, weak distribution, low in-stocks, out-of-date
                                                     merchandise and on and on) the company needs to make
                                                     meaningful investments in its infrastructure before
                                                     it can begin to address its image with its customers
                                                     in a meaningful way that can have lasting impact.
------------------------------------------------------------------------------------------------------------------------------------
10/24/00     Bruce Missett      Neutral           .  Despite the large amount of work underway aimed at           $0.75      $0.90
             Morgan Stanley       (NA)               improving North's franchise, we remain on the side-
             Dean Witter                             lines until we see some tangible results and sustain-
                                                     able positive momentum.
------------------------------------------------------------------------------------------------------------------------------------
8/21/00      Wayne Hood         Strong Buy        .  In our view, poor supply-chain execution (i.e., "out-        $0.91      $1.10
             Prudential           (NA)               of-stocks") and a non-winning culture have been the
                                                     biggest obstacles to sustaining improved sales and
                                                     profit trends at North.
------------------------------------------------------------------------------------------------------------------------------------
First Call EPS Consensus                                                                                          $0.55      $0.65
------------------------------------------------------------------------------------------------------------------------------------

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                       ---------------------------------------------------------

Valuation Overview                                                         Draft
--------------------------------------------------------------------------------
North.com Summary (Dollars in Millions, Except Per Share Data)

Enterprise Value
   (US$mm)
  $9,000
  $8,000                                                    $8,326.9
  $7,000
  $6,000
  $5,000
  $4,000
  $3,000
  $2,000
  $1,000
      $0     $25.6      $101.0      $96.2      $155.2
         ------------------------------------------------------------
              $0.2       $1.2        $9.3       $50.5        $55.1


                CY2000      CY2001      Current CY     Next CY        Prior
               Revenue     Revenue       Revenue       Revenue       Month's
               Multiple    Multiple      Multiple      Multiple      Unique
                                                                      Users
               --------------------     -------------------------------------
                Trading Comparables              Acquisition Comparables
-----------------------------------------------------------------------------
High             1.60x      0.82x         6.01x         1.26x        2,379.11
Low              0.01x      0.01x         0.58x         0.41x          15.74x
North.com/(a)/   $16.0     $123.2         $16.0        $123.2             3.5
-----------------------------------------------------------------------------

----------------------
(a) Source: North.com management and pcdataonline.com.

[MERRILL LYNCH LOGO]                                                         -7-
--------------------------------------------------------------------------------

Overview of North                                                          Draft
--------------------------------------------------------------------------------
Shareholder Profile

                    Total Shares
------------------------------------------------------------
                                          Shares Held(a)
                                          --------------

  Insiders                                    11,146,055

  Institutions                               266,086,858

  Retail and Other                           230,758,762
                                             -----------

    Total shares and options                 507,991,675

-------------------------------------------------------------


                 Institutional Holders/(b)/
--------------------------------------------------------------
                                       Shares & Options Held    Percent of
                                                                   Total
                                        ---------------------    ----------
Barrow, Hanley, Mewhinney, & Strauss               55,683,338         11.0%
Dodge & Cox, Inc.                                  42,801,974          8.4%
Franklin Resources, Inc.                           16,286,680          3.2%
Barclays Bank PLC                                  13,977,717          2.8%
Putnam Investment Management                       12,891,820          2.5%
PPM America, Inc.                                  11,676,300          2.3%
State Street Corporation                            8,133,853          1.6%
Vanguard Group                                      6,891,185          1.4%
Donald Smith & Company, Inc.                        6,400,000          1.3%
John A. Levin & Company, Inc.                       4,753,950          0.9%
                                                 ------------        ------
  Top Ten Institutions                            179,496,817         35.3%
All Other Institutions                             86,590,041         17.0%
                                                 ------------        ------
  Total Institutional Holdings                    266,086,858         52.4%
---------------------------------------------------------------------------

   As a % of Shares Outstanding
 -------------------------------------------


                   Insiders
                     2.2
   Institutions
                  [PIE CHART]
               52.4
                               Retail
                            45.4


 ----------------------------------------------------------------

                              Insiders
 ------------------------------------------------------------------------
                           Shares & Options          Percent of
                                Held                    Total
                           ----------------          ----------
Floyd Hall                        7,260,362                1.4%
Andrew Giancamilli                  855,029                0.2%
Donald Keeble                       697,587                0.1%
Warren Cooper                       344,595                0.1%
Michael Bozic                       275,870                0.1%
James Welch                         233,307                0.0%
Other Directors and Officers      1,479,305                0.3%
                                 ----------              ------
  Total Directors and Officers   11,146,055                2.2%
------------------------------------------------------------------------
     -------------------------------
     (a) Source: Latest Filings--Diluted shares including 27.9mm options.
     (b) Source: CDA/Spectrum report dated November 30, 2000.
     (c) Source: Proxy dated April 7, 2000.

[LOGO OF MERRILL LYNCH]                                                     -8-
                       ---------------------------------------------------------

--------------------------------------------------------------------------------


                             Overview of North.com


--------------------------------------------------------------------------------

Overview of North.com                                                      Draft
--------------------------------------------------------------------------------
Company Overview

                             Business Description

 . Based in San Francisco, North.com is an independent company formed to leverage the substantial assets of North. North.com's goal is to meet the online shopping needs of the more than 30 million Americans who visit a North retail location each week, turning those consumers into North.com customers by offering "Great Brands at North.com Prices."

 . Shopping site features thousands of products across multiple categories, including Martha Stewart Everyday and other nationally recognized brands. North.com's Totally Free Internet Service, powered by Spinway, Inc., is the fastest growing Internet service in U.S. history with more than four million subscribers in less than nine months.

 .  Formed in 1999 by North and SOFTBANK Venture Capital with investments by
   Martha Stewart Living Omnimedia, Inc.

                                 Recent Events

Sept 18, 2000  North.com teams with North, Yahoo! and Spinway to unveil totally free internet service in Spanish.
Aug 15, 2000   North.com and Martha Stewart Living Omnimedia announce the launch of the Martha Stewart Everyday Baby Baby online store available on the North.com "preview" online shopping site and through
               marthastewart.com
Aug 14, 2000   North, Softbank Venture Capital and Softbank Capital Partners
               announce additional $80 million investment in North.com
Aug 9, 2000    BlueLight announces the launch of its new Route 66 and jr-s.com web stores on the North.com online shopping site
July 19, 2000  North.com announces it has signed up the three-millionth registered user for its Totally Free Internet Service, after only seven months.

                       Management and Board of Directors

                                  Management
                                  ----------

Name                             Title
------------------------------   --------------------------------------------
Mark H. Goldstein                President and CEO
Chris Lien                       CFO and VP of Corporate Development
Brian Sugar                      Chief Web Officer
Mark Danzig                      Vice President of Creative
Ghufran Ahmed                    Vice President of Engineering
Patrick Chan                     Chief Technical Officer
Dave Karraker                    Director of Corporate Communications

                              Board of Directors
                              ------------------


Name                             Other Positions
------------------------------   --------------------------------------------
Mark H. Goldstein                President and CEO, North.com
Rex Golding                      Managing Director, SOFTBANK Venture Capital
Charles C. Conaway               Chairman and CEO, North
Mike Bozic                       Vice Chairman, North
Gilbert W. Harrison              Chairman, Financo, Inc.

                         Investors and Financing Rounds

Investors                              Participating Rounds
------------------------------------   --------------------
North                                          1,2
Softbank Capital Partners                      1,2
Martha Stewart Living Omnimedia                 1

                         Pre $                        Post $
                       Valuation       Amount       Valuation
Round #       Date       ($MM)      Raised ($MM)      ($MM)     Company Store
1            12/99       203.5          62.5          266.0     Shipping Product
2            08/00       320.0          80.0          400.0     Shipping Product

Source: Venture One.

[MERRILL LYNCH LOGO]                                                        -10-
--------------------------------------------------------------------------------

Overview of North.com                                                      Draft
--------------------------------------------------------------------------------
Historical and Projected Income Statement (Dollars in Millions)

                                                                                Fiscal                                       Fiscal
                                                                                 Year                                         Year
                                             Q1       Q2       Q3       Q4     01/2001     Q1       Q2       Q3       Q4    01/2002
                                          -------- -------- --------  -------  -------   ------   ------   ------   ------  -------
Sales                                         $0.0     $1.1     $1.7    $10.8    $13.7    $18.2    $21.7    $27.3    $41.0   $108.2
Ad / Sponsorship Revenue                       0.2      0.0      0.2      1.9      2.4      3.8      3.8      3.8      3.8     15.0
                                          -------- -------- --------  -------  -------   ------   ------   ------   ------   ------
Total Revenue                                  0.2      1.1      1.9     12.8     16.0     22.0     25.4     31.1     44.7    123.2

Cost of Revenues                               0.0      0.9      1.6      9.0     11.6     15.0     18.0     22.7     34.1     89.8
                                          -------- -------- --------  -------  -------   ------   ------   ------   ------   ------
Gross Profit / (Loss)                          0.2      0.2      0.4      3.7      4.5      7.0      7.4      8.4     10.6     33.4

Selling & Marketing                          (12.3)    (9.1)   (16.2)   (18.5)   (56.0)   (11.8)   (11.9)   (13.7)   (15.2)   (52.5)
Technology & Content                          (2.2)    (4.5)    (5.8)    (5.5)   (18.0)    (6.6)    (6.8)    (7.0)    (7.1)   (27.4)
General & Administrative                      (0.5)    (2.8)    (1.7)    (1.6)    (6.5)    (1.9)    (2.1)    (2.4)    (2.8)    (9.3)
                                          -------- -------- --------  -------  -------   ------   ------   ------   ------   ------
Total Operating Expenses                     (15.0)   (16.3)   (23.6)   (25.6)   (80.5)   (20.3)   (20.8)   (23.1)   (25.1)   (89.3)

Capitalized Development                        0.8      1.5      1.9      0.7      4.9      0.4      0.4      0.2      0.2      1.0
                                          -------- -------- --------  -------  -------   ------   ------   ------   ------   ------
Operating Income/ (Loss)                     (14.0)   (14.6)   (21.4)   (21.2)   (71.2)   (12.9)   (13.0)   (14.5)   (14.3)   (54.8)

Interest Income / (Expense)                    0.1      0.8      0.5      0.1      1.5      0.0      0.0      0.0      0.0      0.2
                                          -------- -------- --------  -------  -------   ------   ------   ------   ------   ------
Pretax Earnings / (Loss)                     (13.9)   (13.8)   (20.9)   (21.0)   (69.6)   (12.9)   (13.0)   (14.5)   (14.3)   (54.6)

Income Taxes                                   6.0      6.0      9.0      9.1     30.0      5.5      5.6      6.2      6.2     23.5
                                          -------- -------- --------  -------  -------   ------   ------   ------   ------   ------
Net Income                                   ($7.9)   ($7.9)  ($11.9)  ($12.0)  ($39.6)   ($7.3)   ($7.4)   ($8.3)   ($8.1)  ($31.1)

Revenue Growth (Q over Q)                       NA       NM    68.6%   561.4%       NA    72.0%    15.7%    22.3%    43.9%   669.6%
Gross Margin                                    NM    17.1%    18.2%    29.3%    27.8%    32.0%    29.2%    26.9%    23.7%    27.1%
Selling & Marketing (% of Revenues)        7669.4%   790.4%   838.6%   144.7%   349.8%    53.5%    46.8%    44.1%    33.9%    42.6%
Technology & Content (% of Revenues)       1356.9%   393.5%   298.0%    43.2%   112.2%    29.9%    26.6%    22.4%    15.9%    22.2%
General & Administrative (% of Revenues)    321.9%   241.2%    86.8%    12.3%    40.8%     8.9%     8.4%     7.8%     6.3%     7.6%
Operating Margin                          -8753.8% -1276.1% -1107.6%  -165.7%  -444.6%   -58.8%   -51.2%   -46.8%   -32.1%   -44.5%

-----------------------------
Source: North.com Management.

[MERRILL LYNCH LOGO]                                                        -11-
--------------------------------------------------------------------------------

Overview of North.com                                                     Draft
--------------------------------------------------------------------------------
Management Commentary

  Report Date      Manger                                Comments
---------------    ---------------------   -------------------------------------
    9/18/00        David Karraker          ."Hispanics are among North's most
                   Director of Corporate    valuable customers and the fastest
                   Communications,          growing population segment of U.S.
                   North.com                residents purchasing PCs and
                                            getting online, so it makes perfect
                                            sense to offer our highly successful
                                            Totally Free Internet Service in
                                            Spanish as well as English."

                                           ."We hope to do our part to
                                            significantly narrow the Digital
                                            Divide by offering our customers and
                                            their families our totally Free
                                            Internet Service in their choice of
                                            the two most commonly spoken
                                            languages in North America."
--------------------------------------------------------------------------------
     8/14/00       Chuck Conaway           ."We are very pleased with the
                   Chairman and CEO,        performance of North.com as it
                   North                    continues to set a new standard for
                                            online, mass merchandise shopping,
                                            supported by the subscription
                                            records it has seen on its free
                                            Internet service. With more than
                                            three million free Internet accounts
                                            and over 100,000 products already
                                            available for purchase online on its
                                            preview site, we continue to see
                                            tremendous potential. Our additional
                                            investment reinforces our desire to
                                            maintain North's majority interest
                                            in North.com."
--------------------------------------------------------------------------------
      7/19/00      Mark Goldstein          ."North's free ISP and integrated on
                   CEO, North.com           and offline promotional efforts
                                            drive more than 1.7 million unique
                                            viewers (MediaMetrix) to our site
                                            the month before we even launched
                                            our preview store. These figures are
                                            a clear indication that North.com is
                                            uniquely positioned to be a success
                                            in converting web browsers and North
                                            shoppers into buyers on our recently
                                            launched e-commerce site."
--------------------------------------------------------------------------------
      7/13/00     Mark Goldstein           ."The tumultuous economic conditions
                  CEO, North.com            in the e-commerce market over the
                                            past few months have left successful
                                            brick-and mortar companies like
                                            North.com in a unique position, with
                                            vast opportunities for hiring
                                            qualified employees. At North.com we
                                            hope to build our team by taking
                                            advantage of the current environment
                                            and the wealth of available (or soon
                                            to be available) employees with
                                            real-world e-tailing experience."

--------------------------------------------------------------------------------

[LOGO of Merrill Lynch]                                                     -12-
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

Overview of North.com                                                      Draft
--------------------------------------------------------------------------------
Research Analyst's Views

  Report Date    Analyst                               Comments
--------------------------------------------------------------------------------
    11/10/00     Jeffrey Feiner        . We believe that North.com represents a
                 Lehman Brothers         strong positive for North's e-commerce
                                         efforts, as the company has aligned
                                         with an extremely strong group of
                                         strategic partners--including Yahoo!,
                                         Softbank, Martha Stewart Living
                                         Onmimedia, Cisco Systems and
                                         Spinway.com. North.com will be the
                                         exclusive big-box retailer promoted on
                                         Yahoo!Shopping, one of the Web's most
                                         popular destinations.
--------------------------------------------------------------------------------
    11/9/00      Daniel Barry          . North.com reached 5 million
                 Merrill Lynch           subscribers, with 6 million plus goal
                                         by year-end, which would make North.com
                                         the second largest ISP (behind AOL).
--------------------------------------------------------------------------------
    10/25/00     Jeffrey Feiner        . North's site is easy to use and
                                         functional, although merchandising
                                         appears to have been somewhat
                                         sacrificed in favor of usability. In
                                         most cases, users have to drill down to
                                         a third view to view photos of
                                         products. Like several other of the
                                         sites we tested, North.com's product
                                         selection is broad and narrow, with
                                         only one or two items in categories
                                         such as men's bikes. The site is well
                                         organized and products are generally
                                         simple to find. One notable feature of
                                         the site is the Clearance Store, which
                                         offers rock-bottom deals on apparel in
                                         Men's, Women's and Children's
                                         categories. Credit card applications
                                         can be sent online, and the site lists
                                         items that are currently on sale at
                                         North locations. An additional service
                                         for North's customer is North's recent
                                         strategic partnering with North.com
                                         which formed a co-branded site offering
                                         North customers free Internet access.
--------------------------------------------------------------------------------

[LOGO of Merrill Lynch]                                                     -13-
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




--------------------------------------------------------------------------------


                              Strategic Rationale


--------------------------------------------------------------------------------

Strategic Rationale                                                       Draft
--------------------------------------------------------------------------------
A Powerful Online-Offline Combination


 . Establishes major online presence as a multi-category shopping site with over 5 million unique monthly visitors

   -  Broader portfolio of brands and products

   -  Complementary customer base with little or no overlap

 . Compelling online and offline multi-channel presence with a national footprint

   -  Online ordering, in-store pickup and returns

 .  Significant revenue and costs synergies available

   -  In-store kiosks/branding revenue synergies

   - Reduced customer acquisition costs by leveraging store foot traffic (32mm weekly shoppers)

   -  Lower inventory costs by utilizing North's buying power

   - Reduced general and administrative, an product development/web site operating costs

   -  Leverage North's logistics network and in store returns


[LOGO OF MERRILL LYNCH]                                                     -15-
                       ---------------------------------------------------------

Strategic Rationale                                                        Draft
--------------------------------------------------------------------------------
South Adds Significant Scale and Momentum

 .  South is the online leader in consumer electronics and would improve scale
                -------------
   and presence in Computers/electronics sector.

-------------------------------------------------------------------------------------------------------
                     October Unique        Page Views                             Forrester Power
      Company      Visitors (mm)/(a)/      (mm)/(a)/       Reach/(a)/      Ranking for Electronics/(b)/
      -------      -----------------       ----------      ----------      ----------------------------
Buy.com                   4.7                118.6            5.3%                       1
North.com                 3.5                 48.4            4.0%                       NA

Amazon.com               21.6                688.1           24.3%                       2
BestBuy.com               3.6                 55.2            4.0%                       3
CircuitCity.com           1.5                 12.0            1.7%                       NA
RadioShack.com            2.0                 25.6            2.2%                       NA
-------------------------------------------------------------------------------------------------------

  Average Order/(c)/       Gross Profit/Order/(c)/       Computers/Electronics
                                                           as % of Sales/(c)(d)/

  $168                            $15.84                   83%
        88                 $11.23                                 36%

[GRAPH APPEARS HERE]         [GRAPH APPEARS HERE]         [GRAPH APPEARS HERE]

                   -------------------------------------------

                      South   [GRAPH APPEARS HERE]   North

                   -------------------------------------------

     -----------------------------
     (a) Source: pcdataonline.com.
     (b) Last update 11/16/00.
     (c) Source: South and North.com Management. 3Q Average for South, and week of 11/15/00 for North.com.
     (d) South's 83% relates to hardware and software; North.com's 36% breaks down to 25% electronics and 11% PC.

[LOGO OF MERRILL LYNCH]                                                     -16-
--------------------------------------------------------------------------------

Strategic Rationale                                                        Draft
--------------------------------------------------------------------------------
A Broader Product Portfolio with Minimal Overlap/(a)/


            Home                                       Office
-----------------------------------     ----------------------------------------
South           North.com                South                 North.com
-----           ---------                -----                 ---------

 ---            Apparel                  Books                 Books
 ---            Baby & Toddler           Clearance              ---
Books           Books                    Computers             Computers
 ---            Car Care                 Equipment              ---
                                         Furniture              ---
Clearence                                Janitoral              ---
Computers       Computers                Phone Systems          ---
Electronics     Electronics              Shipping Supplies      ---
Games           Games                    Software               ---
 ---            Home Furnishing          Supplies              Limited Supplies
 ---            Home Appliances

Golf
 ---            Jewelry
Music           Music

Software
Sports          Sports
 ---            Toys
Videos          Videos
Wireless        Limited Wireless
-----------------------------------     ----------------------------------------

       ---------------
       (a) Red highlighted data signifies product overlap.

[LOGO OF MERRILL LYNCH]                                                     -17-
--------------------------------------------------------------------------------

Strategic Rationale                                                        Draft
--------------------------------------------------------------------------------
Summary of South's Benefits to North.com


 . Adds critical mass with approximately $1 billion of annual revenues and up to 3 million new customers

 .  Leading player in technology/CE product vertical

 .  Complete B2C and B2B product offering

   - Consumer sector: technology/CE, software, wireless, clearance items and golf supplies

   - Business sector: office supplies, office furniture and equipment, shipping supplies, janitorial and phone systems

 .  South is a leading brand in the consumer e-commerce space, ranked #8 by Media
   Metrix among retail sites in terms of unique visitors in Q3 2000

 .  Capitalize upon advantages of proven, scalable infrastructure

   -  Outsourced model provides flexibility to offer products beyond in-store
      SKU's

   - Increased operating flexibility and ability to expand into new overseas markets

 .  Cash neutral

   -  South has enough cash to reach break-even


[LOGO OF MERRILL LYNCH]                                                     -18-
                       ---------------------------------------------------------

--------------------------------------------------------------------------------


                        Proposed Transaction Structure


--------------------------------------------------------------------------------

Proposed Transaction Structure                                             Draft
--------------------------------------------------------------------------------
Overview

 . North has proposed a reverse merger of North.com and South which would result in North owning greater than 51% of a publicly listed South (see overleaf)

 .  The proposed structure has a number of advantages including:

      .  South remains publicly traded

      .  Should not crystallize any tax liability for South shareholders

 .  However:

      .  Requires agreement of third parties

      .  May be difficult to realize value for NOL's

      .  Legal, tax and accounting issues to be resolved

 .  Final structure will depend on valuation

      . Significant cash infusion required to justify giving North control of South

[LOGO OF MERRILL LYNCH]                                                     -20-
                       ---------------------------------------------------------

PROPOSED TRANSACTION STRUCTURE                                             DRAFT
--------------------------------------------------------------------------------
Steps

 -------------------------------------    -------------------------------------
          CURRENT STRUCTURE                                 STEP 1
 -------------------------------------    -------------------------------------

(PUBLIC)

[NORTH]  [SOFTBANK]  [MARTHA   (PUBLIC)  (PUBLIC) [SOFTBANK]  [MARTHA   (PUBLIC)
                     STEWART]                                 STEWART]


         [NORTH.COM]           [SOUTH]              [NORTH]             [SOUTH]

                                                            (100%)

                                                  [NORTH.COM]

                                          NORTH BUYS OUT MINORITIES IN NORTH.COM
                                                     FOR NORTH SHARES


[MERRILL LYNCH LOGO]                                                        -21-
--------------------------------------------------------------------------------

PROPOSED TRANSACTION STRUCTURE                                             DRAFT
--------------------------------------------------------------------------------
Steps (Cont.)

 -------------------------------------    -------------------------------------
                 STEP 2                                   STEP 3
 -------------------------------------    -------------------------------------

                                         (PUBLIC)

(PUBLIC)   [SOFTBANK]      [MARTHA       [NORTH]  [SOFTBANK]  [MARTHA   (PUBLIC)
                           STEWART]                           STEWART]

            [NORTH]        (PUBLIC)                [SOUTH]
(Service
agreement
and rights                                                (100%)
to store
presence)
            [SOUTH]                               [NORTH.COM]

                     (100%)

           [NORTH.COM]




   SOUTH ACQUIRES NORTH.COM               NORTH BUYS BACK NORTH SHARES ISSUED
   FROM NORTH FOR SOUTH STOCK             TO NORTH.COM'S ORIGINAL SHAREHOLDERS
                                              IN EXCHANGE FOR SOUTH SHARES


[MERRILL LYNCH LOGO]                                                        -22-
--------------------------------------------------------------------------------

PROPOSED TRANSACTION STRUCTURE                                             DRAFT
--------------------------------------------------------------------------------
Steps (Cont.)

    ----------------------------------------------------------
                               STEP 4
    ----------------------------------------------------------

   (PUBLIC)

   [NORTH]  [SOFTBANK]  [MARTHA   (PUBLIC)   [NEW INVESTOR(S)]
                        STEWART]
 (Greater
 than
 51%)
             [SOUTH]



            [NORTH.COM]



     TO THE EXTENT SOUTH NEEDS ADDITIONAL CAPITAL, EQUITY
         MAY BE RAISED FROM NORTH OR OTHER STRATEGIC
            INVESTORS. NORTH TO HOLD GREATER THAN
                    51% OF SOUTH FOLLOWING
                         TRANSACTION.



[MERRILL LYNCH LOGO]                                                        -23-
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                                  Next Steps

--------------------------------------------------------------------------------

Next Steps                                                                 Draft
--------------------------------------------------------------------------------
Indicative Timetable

        --------------------------         --------------------------
               December 2000                      January 2001
        --------------------------         --------------------------
         S   M   T   W   T   F   S          S   M   T   W   T   F   S
        --------------------------         --------------------------
                             1   2             [1]  2   3   4   5   6
         3   4   5   6   7   8   9          7   8   9  10  11  12  13
        10  11  12  13  14  15  16         14  15  16  17  18  19  20
        17  18  19  20  21  22  23         21  22  23  24  25  26  28
        24 [25] 26  27  28  29  30         29  30  31
        31
        --------------------------         --------------------------

        --------------------------         --------------------------
              February 2001                         March 2001
        --------------------------         --------------------------
         S   M   T   W   T   F   S          S   M   T   W   T   F   S
        --------------------------         --------------------------
                         1   2   3                          1   2   3
         4   5   6   7   8   9  10          4   5   6   7   8   9  10
        11  12  13  14  15  16  17         11  12  13  14  15  16  17
        18  19  20  21  22  23  24         18  19  20  21  22  23  24
        25  26  27  28                     25  26  27  28  29  30  31
        --------------------------         --------------------------

        --------------------------
                April 2001
        --------------------------
         S   M   T   W   T   F   S
        --------------------------
         1   2   3   4   5   6   7
         8   9  10  11  12 [13] 14
        15  16  17  18  19  20  21
        22  23  24  25  26  27  28
        29  30
        --------------------------


Week 1 Dec 4

 . Due diligence

 . Management Presentation

 . Begin Valuation Discussions

 . Legal, tax and accounting review of proposed structure


Week 2 Dec 11

 . Due diligence

 . Prepare draft Term Sheet and deliver to potential partner


Week 3 Dec 18

 . Due diligence

 . Negotiate Term Sheet and valuation

 . Begin drafting Merger Agreements


Week 4 Dec 25

 . Christmas

 . Continue drafting Merger Agreements


Week 5 Jan 1

 . Complete due diligence

 . Finalize Merger Agreement

 . Obtain all necessary third party agreements

 . Begin drafting Proxy Statement and related documents


Week 6 Jan 8

 . Execute Merger Agreements

 . Announce transaction

 . Continue drafting Proxy Statement and related documents


Weeks 7-16 Jan 15-March 19

 . File Preliminary Proxy Statement with SEC

 . Receive and respond to comments from SEC

 . Print and mail definitive Proxy Statement to South shareholders

Week 20 April 16

 . South shareholders' meeting

 . Close transaction

                                                                            -25-
Merrill Lynch___________________________________________________________________